UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPECTRA ENERGY CORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

CREATING NORTH AMERICA’S

INFRASTRUCTURE PREMIER ENERGY COMPANY

Sepctra Energy ENBRIDGE

YOUR VOTE IS IMPORTANT

To our stockholders:

By now you should have received proxy materials regarding the proposed merger of Spectra Energy Corp and Enbridge Inc.—a transaction that will create the largest energy infrastructure company in North America.

Our Board of Directors believes the proposed merger will create value for all Spectra Energy stockholders and unanimously recommends that you vote FOR the transaction. The combined company will have what we believe is the finest platform for serving customers with excellence in every region of North America. We believe it will provide investors with superior stockholder return opportunities, including an anticipated annualized dividend increase of 15 percent in 2017 post-closing, with annual 10 to 12 percent dividend growth thereafter through 2024.

These benefits can only be realized, however, with your vote FOR the Spectra

Energy/Enbridge merger. I encourage you to review the previously provided proxy materials. Then please take a moment to cast your vote today—by telephone or internet or by signing, dating and returning the enclosed proxy card.

Thank you,

Gregory L.Ebel

President and Chief Executive Officer

Questions and Answers:

Why do I need to vote?

Your vote is very important. The merger cannot be completed without the approval of the Merger Proposal by Spectra Energy stockholders, which requires the affirmative vote of the holders of a majority of the outstanding shares of Spectra Energy common stock entitled to vote at the special meeting.

What am I being asked to vote on?

You are being asked to vote on the following proposals:

Merger Proposal: to adopt the merger agreement. Spectra Energy will survive the merger as a direct, wholly owned subsidiary of Enbridge; and

Advisory Compensation Proposal: to approve, on an advisory (non-binding) basis, certain specified compensation that will or may be paid by Spectra Energy to its named executive officers, which is based on or otherwise relates to the merger.

The approval of the Merger Proposal by the stockholders of Spectra Energy is a condition to the obligations of Spectra Energy and Enbridge to complete the merger. The approval of the Advisory Compensation Proposal is not a condition to the obligations of Spectra Energy or Enbridge to complete the merger and will not be binding on Spectra Energy or Enbridge following the merger.

How does the Spectra Energy Board of Directors recommend that I vote?

The Spectra Energy Board of Directors unanimously recommends that you vote FOR the Merger Proposal and Advisory Compensation Proposal. Combining Spectra Energy and Enbridge would create North America’s premier energy infrastructure company, with an enterprise value of US$127 billion (C$165 billion).(1) The transaction would result in increased scale, asset diversity, financial flexibility and an industry-leading secured project portfolio and development project inventory.

What happens next?

The transaction is expected to close in the first quarter of 2017, subject to the receipt of both companies’ stockholder approvals, along with certain regulatory and government approvals, including compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval under Canada Competition Act, and the satisfaction of other customary closing conditions.

What do I need to do now?

Because the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spectra Energy common stock entitled to vote at the special meeting, we urge all stockholders to consider and promptly vote on the Merger Proposal.

Your vote is important. Please vote today—by telephone or internet, or by signing, dating and returning the enclosed proxy card.

If you have questions or need assistance with voting your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED:

1 (877) 800-5185 (toll-free from the U.S. and Canada) or 1 (412) 232-3651 (from other locations)

(1)Translated at spot FX rate on September 2, 2016 at close of trading.

Forward-Looking Information

This communication includes certain forward looking statements and information (FLI) to provide Enbridge Inc. (“Enbridge”) and Spectra Energy Corp (“Spectra Energy”) stockholders and potential investors with information about

Enbridge, Spectra Energy and their respective subsidiaries and affiliates, including each company’s management’s respective assessment of Enbridge, Spectra Energy and their respective subsidiaries’ future plans and operations, which FLI may not be appropriate for other purposes. FLI is typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI. In particular, this communication contains FLI pertaining to, but not limited to, information with respect to the following: the Transaction; the combined company’s scale, financial flexibility and growth program; future business prospects and performance; annual cost, revenue and financing benefits; future stockholder returns; annual dividend growth and anticipated dividend increases; payout of distributable cash flow; financial strength and ability to fund capital program and compete for growth projects; run-rate and tax synergies; potential asset dispositions; leadership and governance structure; and head office and business center locations.

Although we believe that the FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by these FLI, including, but not limited to, the following: the timing and completion of the Transaction, including receipt of regulatory and stockholder approvals and the satisfaction of other conditions precedent; interloper risk; the realization of anticipated benefits and synergies of the Transaction and the timing thereof; the success of integration plans; the focus of management time and attention on the Transaction and other disruptions arising from the Transaction; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favorable terms or at all; cost of debt and equity capital; potential changes in the Enbridge share price which may negatively impact the value of consideration offered to Spectra Energy stockholders; expected supply and demand for crude oil, natural gas, natural gas liquids and renewable energy; prices of crude oil, natural gas, natural gas liquids and renewable energy; economic and competitive conditions; expected exchange rates; inflation; interest rates; tax rates and changes; completion of growth projects; anticipated in-service dates; capital project funding; success of hedging activities; the ability of management of Enbridge, its subsidiaries and affiliates to execute key priorities, including those in connection with the Transaction; availability and price of labor and construction materials; operational performance and reliability; customer, stockholder, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; public opinion; and weather. We caution that the foregoing list of factors is not exhaustive. Additional information about these and other assumptions, risks and uncertainties can be found in applicable filings with Canadian and U.S. securities regulators, including any proxy statement, prospectus or registration statement to be filed in connection with the Transaction. Due to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.

Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this communication is expressly qualified in its entirety by these cautionary statements.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

Spectra Energy has filed a definitive proxy statement/prospectus that has be sent to the stockholders of Spectra

Energy. INVESTORS AND STOCKHOLDERS OF SPECTRA ENERGY ARE URGED TO READ THE PROXY STATEMENT/ PROSPECTUS, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT ENBRIDGE, SPECTRA ENERGY, THE TRANSACTION AND RELATED MATTERS. The registration statement and proxy statement/prospectus and other documents filed by Enbridge and Spectra Energy with the SEC, are available free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders can obtain free copies of the proxy statement/prospectus and other documents which are filed with the SEC by Enbridge on Enbridge’s website at www.Enbridge.com or upon written request to Enbridge’s Investor Relations department, 200, 425 First St. SW, Calgary, AB T2P 3L8 or by calling 800.481.2804 within North America and 403.231.5957 from outside North America, and can obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Spectra Energy upon written request to Spectra Energy, Investor Relations, 5400 Westheimer Ct. Houston, TX 77056 or by calling 713.627.4610. You may also read and copy any reports, statements and other information filed by Spectra Energy and Enbridge with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800.732.0330 or visit the SEC’s website for further information on its public reference room.